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*** TEXT OMITTED AND FILED SEPARATELY
    CONFIDENTIAL TREATMENT REQUESTED
    UNDER 17 C.F.R. 200.80(b)(4) AND 240.24b-2


                                                                    Exhibit 10.4

                          PURCHASE AND SUPPLY AGREEMENT

      REGARDING SALES OF COMPONENTS FROM VISTEON CORPORATION TO AUTOMOTIVE
                            COMPONENTS HOLDINGS, LLC

                                     BETWEEN

          AUTOMOTIVE COMPONENTS HOLDINGS, LLC (F/K/A VFH HOLDINGS, LLC)

                                       AND

                               VISTEON CORPORATION

                                 SELLER: VISTEON
                   BUYER: AUTOMOTIVE COMPONENTS HOLDINGS, LLC

                               September 30, 2005

    PURCHASE AND SUPPLY AGREEMENT REGARDING SALES OF COMPONENTS FROM VISTEON
               CORPORATION TO AUTOMOTIVE COMPONENTS HOLDINGS, LLC

This Purchase and Supply Agreement Regarding Sales of Components from Visteon Corporation to Automotive Components Holdings, LLC ("AGREEMENT") dated as of September 30, 2005 is entered into by and between Visteon Corporation, a Delaware corporation ("VISTEON"), and Automotive Components Holdings, LLC (f/k/a VFH Holdings, LLC) ("NEWCO"), a Delaware limited liability company. Each of Newco and Visteon is herein referred to as a "PARTY" and collectively, the "PARTIES."

                                    RECITALS

A. Newco owns and operates manufacturing and assembly facilities in North America that were formerly owned and operated by Visteon or its wholly-owned subsidiaries ("NEWCO FACILITIES"). Visteon or its wholly-owned subsidiaries supply motor-vehicle-related parts, components and systems from their manufacturing and assembly facilities in North America ("VISTEON FACILITIES") to Newco Facilities.

B. Except as described in Recital C, the purpose of this Agreement is to describe supply obligations, pricing, and related matters for certain motor-vehicle-related parts, components and systems that are manufactured by a Visteon Facility and supplied by such Visteon Facility to a Newco Facility. It does not cover the sale of motor-vehicle-related parts, components and systems by Newco to Visteon (which is addressed in the Purchase and Supply Agreement Regarding Sales of Components from Automotive Components Holdings, LLC to Visteon Corporation between Newco and Visteon dated as of the date of this Agreement). References in this Agreement to motor-vehicle-related parts, components or systems that are "manufactured by a Visteon Facility and supplied by such Visteon Facility to a Newco Facility" mean that such parts, components or systems are manufactured by such Visteon Facility and supplied by such Visteon Facility directly, or through a warehouse or shipping facility, to a Newco Facility. Except as provided for in Exhibit 4, parts, components, or systems that are merely supplied by a Visteon Facility to a Newco Facility, but which are not manufactured by such Visteon Facility, are not covered under this Agreement.

C. This Agreement does not cover motor-vehicle-related parts, components or systems: (i) supplied by a Visteon facility that is not a facility of Visteon Corporation or any of its wholly-owned subsidiaries in North America to a Newco Facility; or (ii) which are Service Parts (as defined in Exhibit 5); in each case except to the extent expressly set forth in EXHIBIT 4 or 5, as applicable (or in Section 15.13 below, which shall apply to Service Parts). EXHIBIT 6 to this Agreement lists (i) Visteon's Affiliates, including its wholly-owned subsidiaries in North America, its Affiliates in North America which are not wholly-owned subsidiaries, and its Affiliates outside of North America, and (ii) Visteon Related Companies.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and intending to be legally bound, Visteon and Newco agree:

1. DEFINED TERMS

1.1 All terms with initial capitalization used herein shall have the following definitions unless specifically stated otherwise. In this Agreement, except as otherwise expressly provided or the context otherwise clearly requires, words in the singular include the plural, and vice versa. The Recitals above are an integral part of this Agreement.

"2003 PSA" means the Purchase and Supply Agreement Between Visteon Corporation and Ford Motor Company dated December 19, 2003.

"AFFILIATE" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person; provided, that neither Ford, nor any of its Affiliates, shall be deemed to be an Affiliate (or subsidiary) of Newco for the purposes of this Agreement. For the purpose of this definition, the term "Control" (including, with correlative meanings, the terms "Controlling," "Controlled by" and "under common Control with"), as used with respect to any Person, means having the right to elect a majority of the board of directors or other comparable body responsible for management and direction of such Person, or otherwise having, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, by contract or by virtue of share ownership.

"BUSINESS DAY" means a day, other than Saturday, Sunday or other day on which commercial banks in Detroit, Michigan are authorized or required by law to close.

"COMPONENTS" means motor-vehicle-related parts, components or systems manufactured by a Visteon Facility and supplied by such Visteon Facility (or, in regard to Existing Business - Future Model, to be manufactured by a Visteon Facility and supplied by such Visten Facility) to a Newco Facility. Notwithstanding anything to the contrary in the foregoing sentence, parts, components and systems that are supplied to Newco by Visteon Affiliates (other than wholly-owned subsidiaries of Visteon in North America), parts, components and systems supplied by Visteon Related Companies, and Service Parts, are not considered "Components".

"CONFIDENTIAL INFORMATION" has the meaning specified in Section 11.1.

"CONTRIBUTION AGREEMENT" means the Contribution Agreement between Visteon and Automotive Components Holdings, Inc. (f/k/a VFH Holdings, Inc.) dated September 12, 2005.

"DAMAGES" means any and all obligations, liabilities, damages, penalties, deficiencies, losses, judgments, costs and expenses (including, but not limited to, costs and expenses incurred in connection with performing obligations, interest, bonding and appellate costs and reasonable attorneys', accountants', engineers' and investigators' fees and disbursements), in each case, after the application of any and all amounts recovered under insurance contracts or similar arrangements and from third parties by the person claiming indemnity.

"DEFAULTING PARTY" has the meaning specified in Section 9.1.

"DESIGN CHANGE" means any change to the physical Component, its performance, or its interface with other parts or systems that results in a change to the part number.

"DIRECTED TIER 2 SOURCING" means the situation where Newco directs a supplier (as the tier 1 supplier to Newco) to purchase a specific Component from a specific supplier (the tier 2 supplier to Newco) for incorporation into a Component to be supplied by such tier 1 supplier to Newco.

"EVENT OF DEFAULT" has the meaning specified in Section 9.1.

"EXISTING AGREEMENTS" means the Purchase Orders, and Long Term Supply Agreements (if any), covering Existing Business, as described in Section 2.3 or 2.4.

"EXISTING BUSINESS" means the Components that are Existing Business in Production or Existing Business - Future Model.

In the event that the vehicle or power-train program of Ford (or of another OEM Customer of Newco or its customer), in regard to which Newco is purchasing (or intends to purchase) Components which are Existing Business, is or will be subject to a major refreshening or will be replaced by, or will become, a new program, as determined by Ford as described below, or as determined by such other OEM Customer in accordance with its then-current processes and policies, respectively, such Components ("AFFECTED COMPONENTS") will no longer be considered to be Existing Business for the purposes of this Agreement as of the date that Newco begins purchasing the motor-vehicle-related parts, components, or systems for the refreshened or new program which

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replace the Affected Components; provided, however, that:

          (i) the motor-vehicle-related parts, components, or systems for the refreshened or new program ("REPLACEMENT END-ITEM") which replace the parts, components, or systems supplied by Newco to Ford (or to the applicable other OEM Customer of Newco) into which such Affected Components purchased by Newco from Visteon are incorporated are (or were prior to the date of this Agreement) put up for award by Ford or such other OEM Customer of Newco; and,

          (ii) the motor-vehicle-related parts, components, or systems for the refreshened or new program which replace the Affected Components are (or were prior to the date of this Agreement) put up for award by Newco. For components put up for award prior to this agreement, the status of such components will be evaluated during reconciliation of
          Exhibit 2.

For the purposes of this definition: "put up for award" means the issuance of a Request for Quote by Ford or Newco for the Replacement End-Item or such motor-vehicle-related parts, components, or systems for the refreshened or new program which replace the Affected Components, respectively; and, "Request for Quote" means a request issued by Ford or Newco to one or more suppliers to provide a quotation for the supply of the Replacement End-Item or such motor-vehicle-related parts, components, or systems for the refreshened or new program which replace the Affected Components, respectively. "Put up for award" does not mean quoting design changes to a carryover component for a new program or following the change control process.

Nothing in this Agreement or in any Purchase Order, Long Term Supply Agreement, Sourcing Agreement, or Target Agreement prohibits Newco from sourcing such motor-vehicle-related parts, components, or systems which replace the Affected Components to a supplier of its choice, or from purchasing the same from such supplier.

For the purposes of the prior paragraph, a "major refreshening" or "new program" means, in regard to a Ford vehicle or power-train program, a change to a vehicle or power-train program with a "S3" or higher designation, for a vehicle program, or a "P3" or higher designation, for a power-train program, under the Ford Product Development System (FPDS), or the equivalent designation in Ford's Global Product Development System (GPDS) or any future product development system of Ford replacing FPDS or GPDS (as applicable).

"EXISTING BUSINESS IN PRODUCTION" has the meaning specified in Section 2.1(a).

"EXISTING BUSINESS - FUTURE MODEL" has the meaning specified in Section 2.1(b).

"FORD" means Ford Motor Company, a Delaware corporation.

"FORD MASTER AGREEMENT WORKERS" means the Ford hourly employees who are represented by the UAW under the Master Agreement and who have been assigned to work at Ford or Newco plants.

"FORD VEHICLE" means a Ford, Lincoln, or Mercury-brand vehicle manufactured in North America by Ford or one of its Affiliates.

"FORD-VEHICLE COMPONENTS" mean Components which are, or which are supplied for incorporation into another part, component, or system, for ultimate use in a Ford Vehicle.

"FORD - VISTEON DIRECTED COMPONENTS" means Components which were, prior to the date of this Agreement, direct-sourced by Ford to a Visteon Facility (as the Tier 2 supplier) for supply to a Newco Facility (as the Tier 1 supplier) (which was, prior to the date of this Agreement, a Visteon Facility) for which Ford negotiated the price directly with the Visteon Facility supplying the Component (such Components include, without limitation, EATCs, instrument clusters, and audio parts and components supplied by Visteon Facilities to Newco Facilities).

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For the purposes of this definition, "direct-sourced" means that Ford directed the Tier 1 supplier (i.e., the applicable Visteon Facility) to purchase the specific Component from the Tier 2 supplier (i.e., the supplying Visteon Facility) for supply by, or for incorporation into another Component to be supplied by, Visteon to Ford for use in a Ford Vehicle.

"FORD - VISTEON DIRECTED AUDIO COMPONENTS" means audio parts and components which are Ford-Visteon Directed Components.

"GLOBAL TERMS" means, subject to Section 14, Visteon's Global Terms for Production and Non-Production Goods and Services (VGT Rev. 04/03), which will be used by Newco, instead of Visteon (i.e., with Newco as the "Buyer" and Visteon as the "Seller").

"GOOD CAUSE" means:

          (i) A significant quality or delivery issue for a given Component; or

          (ii) An unilateral upward re-pricing on the applicable Component (including, without limitation, uncompetitive pricing by Visteon for Design Changes to the Component), excluding mutually agreed price increases; or

          (iii) A material default by Visteon under the terms of a Purchase Order or Long Term Supply Agreement with respect to a given Component.

"LONG TERM SUPPLY AGREEMENT" means a multiple-year contract with a supplier committing Newco to procure and the supplier to supply goods or services for a specified time period on specified terms.

"MASTER AGREEMENT" means the collective bargaining agreement and all supplements thereto between Ford and the UAW dated September 15, 2003, as well as any successor agreement (and supplements thereto) to such collective bargaining agreement entered into prior to the expiration of this Agreement.

"MASTER AGREEMENT PLANT" means a facility where some or all of the hourly employees working there are represented by the UAW under the Master Agreement.

"NON-DEFAULTING PARTY" has the meaning specified in Section 9.1.

"NON-FORD COMPONENTS" mean Components which are, or which are supplied for incorporation into another part, component or system, for ultimate use in a vehicle other than a Ford Vehicle.

"NORTH AMERICA" means Canada, Mexico and the United States.

"NORTH AMERICAN SOURCING COUNCIL" means a Ford process to ensure that Ford honors commitments to Ford Master Agreement Workers at Ford or Newco facilities in the United States with respect to sourcing actions; to provide a framework for avoiding labor disturbances and lost production; and to ensure that Ford senior management concurs with sourcing decisions.

For the purposes of this Agreement, in determining whether the North American Sourcing Council process was or is required to be followed, or its approval was or is required, in regard to a particular action:

          (i) taken prior to the date of this Agreement, the North American Sourcing Council process and requirements in effect at the time the applicable action was taken (including, without limitation, any applicable requirements under the 2003 PSA) apply; and,

          (ii) for actions taken on or after the date of this Agreement, the North American Sourcing Council process will be required to be followed, and its approval obtained, if one or more Ford Master

          Agreement Workers' jobs would be impacted by such action.

"OEM CUSTOMER" means a Person in the business of manufacturing motor vehicles.

"PARTY" or "PARTIES" has the meaning specified in the opening paragraph of this Agreement.

"PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

"PURCHASE ORDER" means, in regard to particular Components, the Purchase Order or Long Term Supply Agreement between Visteon and Newco covering such Components (as described in Section 2.3 or 2.4, in regard to Existing Business).

"SERVICE PARTS" is as defined in Exhibit 5.

"SUBCOMPONENTS" means Components incorporated into, or that are a part of, another Component.

"VISTEON RELATED COMPANY" is as defined in Exhibit 4.

1.2 Subject to Section 15.3, except in regard to the identification of the Parties to this Agreement above or where the context clearly requires otherwise, a reference in this Agreement to "Newco" includes Newco and its applicable Affiliates, and to "Visteon" includes Visteon and its wholly-owned subsidiaries in North America.

2. PURCHASE AND SUPPLY COMMITMENTS

2.1 General. Subject to the terms and conditions of this Agreement, but notwithstanding any term or condition of any Existing Agreement, Purchase Order, Long Term Supply Agreement, Sourcing Agreement, or Target Agreement, Visteon shall supply to Newco, and Newco shall purchase from Visteon, each of the following Components during the term of this Agreement:

     (a) "EXISTING BUSINESS IN PRODUCTION," which means all Components which, as of May 1, 2005, were manufactured by a Visteon Facility and supplied by such Visteon Facility to a Newco Facility. Such Components are set forth in
     EXHIBIT 1 to this Agreement.

     (b) "EXISTING BUSINESS - FUTURE MODEL," which means Components which, as of May 1, 2005, were planned by Visteon to be manufactured by a Visteon Facility and supplied by such Visteon Facility to a Newco Facility (i) pursuant to a reasonably developed and documented plan, and (ii) for supply to, or for inclusion in another part, component, or system to be supplied to, Ford or another customer of Visteon that was sourced to Visteon pursuant to a signed Sourcing Agreement with Pricing, Target Agreement, or purchase order (in the case of Ford) or a written sourcing commitment with pricing established or purchase order (in the case of another customer of Visteon), in each case issued prior to May 1, 2005, but which were not being manufactured and supplied as of May 1, 2005. Such Components are set forth in EXHIBIT 2 to this Agreement.

     Subject to Sections 2.1(c) and (d) below, Components which do not meet the requirements set forth in Section 2.1(a) or (b) are not Existing Business, except as Newco and Visteon specifically agree otherwise in writing. References in this Section 2.1 to a "Newco Facility" refer, for the avoidance of doubt, to facilities which were manufacturing or assembly facilities of Visteon or its Affiliates in North America as of May 1, 2005, but were transferred to Newco. Visteon warrants and represents to Newco that, to the best of its knowledge as of the date of this Agreement, Exhibits 1 and 2 are accurate and complete.

     (c) Without limiting any rights or remedies of either Party, and subject to, and without limiting, Section 2.1(d) below:

          (i) In the event that Components which should have been included in
          Exhibit 1 (as determined in accordance with Section 2.1(a)) are excluded from such Exhibit, and such Components are discovered to have been excluded:

               (A) on or before 6 months after the date of this Agreement, such Components will be added to Exhibit 1, unless the Parties otherwise agree in writing; or,

               (B) after 6 months after the date of this Agreement, the Parties will discuss in good faith as to whether such Components will be added to Exhibit 1, and such Components will be added if the Parties agree in writing.

          (ii) In the event that Components which should have been included in
          Exhibit 2 (as determined in accordance with Section 2.1(b)) are excluded from such Exhibit, and such Components are discovered to have been excluded:

               (A) on or before three months after the date of this Agreement, and such Components are to go into production prior to or on such date, such Components will be added to Exhibit 2; or,

               (B) after three months after the date of this Agreement (or prior to such date, but which are not covered under Section 2.1(c)(ii)(A) above), the Parties will discuss in good faith as to whether such Components will be added to Exhibit 2, and such Components will be added if the Parties agree in writing.

     (d) Without limiting any rights or remedies of Newco, if a part, component, or system is listed on Exhibit 2 ("LISTED COMPONENT"), which Listed Component replaces a part, component, or system manufactured, as of May 1, 2005, at a Newco Facility, and North American Sourcing Council approval was not obtained to have such Listed Component manufactured at a facility other than a Master Agreement Plant, such Listed Component will, upon Newco's written request to Visteon, be removed from Exhibit 2 and may be added to
     Exhibit 2 to the Purchase and Supply Agreement Regarding Sales of Components from Automotive Components Holdings, LLC to Visteon Corporation between Newco and Visteon dated as of the date of this Agreement.

2.2 Expiration of Term or Cessation of Existing Business Designation. Upon the termination or expiration of this Agreement, or when any Components that are Existing Business cease to be designated as Existing Business as provided for under this Agreement, Newco's rights to cease purchasing such Components from Visteon, and Visteon's rights to cease supply of such Components to Newco, shall be as specified under the applicable Purchase Order or Long Term Supply Agreement, including the Global Terms, for such Components (without regard to any amendment or supplement to the same provided for under this Agreement, but subject to Sections 13 and 14 below).

2.3 Contract Covering Sale and Purchase of Components Which Are Existing Business In Production.

     (a) Purchase Order or Long Term Supply Agreement Issued. When a Purchase Order or Long Term Supply Agreement (as applicable) is issued after the date of this Agreement by Newco to Visteon for Components which are Existing Business In Production, the terms and conditions of the same (including the Global Terms) will apply in regard to the sale and purchase of such Components, except to the extent that such Purchase Order, Long Term Supply Agreement, or Global Terms are modified or supplemented under, or conflict with, this Agreement in regard to such Components. Visteon agrees to accept any such Purchase Order or Long Term Supply Agreement (as applicable) issued by Newco to Visteon for such Components, provided that the terms and conditions of the same are consistent with

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     this Agreement in regard to such Components. Newco agrees to issue such
     Purchase Orders and Long Term Supply Agreements as soon as reasonably practicable after the date of this Agreement. Any such Purchase Order or Long Term Supply Agreement issued will be an Existing Agreement for the purposes of this Agreement.

     (b) Prior to Issuance of Purchase Order or Long Term Supply Agreement. Until such time as a Purchase Order or Long Term Supply Agreement (as applicable) is issued after the date of this Agreement by Newco to Visteon for Components which are Existing Business In Production, a Purchase Order, on Visteon's standard form (as of May 1, 2005) attached hereto as Exhibit 3 (including the Global Terms) (as if issued by Newco, not Visteon) will be deemed to apply in regard to the sale by Visteon and purchase by Newco of such Components, except to the extent that such Purchase Order, Long Term Supply Agreement, or Global Terms are modified or supplemented under, or conflict with, this Agreement in regard to such Components. Any such Purchase Order deemed to apply will be an Existing Agreement for the purposes of this Agreement.

2.4 Contract Covering Sale and Purchase of Existing Business - Future Model. Components which are Existing Business - Future Model supplied by Visteon to Newco will be supplied under the Purchase Order or Long Term Supply Agreement (as applicable) (including the Global Terms) issued after the date of this Agreement by Newco to Visteon for the same, except to the extent that such Purchase Order, Long Term Supply Agreement, or Global Terms are modified or supplemented under, or conflict with, this Agreement in regard to such Components. Visteon agrees to accept any such Purchase Order or Long Term Supply Agreement (as applicable) issued by Newco to Visteon for such Components, provided that the terms and conditions of the same are consistent with this Agreement in regard to such Components. Newco agrees to issue such Purchase Orders and Long Term Supply Agreements as soon as reasonably practicable after the date of this Agreement. Any such Purchase Order or Long Term Supply Agreement issued will be an Existing Agreement for the purposes of this Agreement.

2.5 Volumes. No specific volume commitments by Newco for Existing Business will exist. However, without limiting the foregoing sentence, Newco will continue to purchase at least the same percentage of its requirements (at a Component-level) for Existing Business from Visteon as Newco Facilities were purchasing or receiving (at normal, non-exceptional, operational levels) from Visteon Facilities on and prior to May 1, 2005 (when such Newco Facilities were Visteon Facilities), and Visteon will supply such percentage, in each case except to the extent that Newco Facilities are sold, transferred, exited, or closed (in regard to the applicable Components purchased by the same), Newco's purchase obligations relating to such Components are terminated, expire, or are assigned in accordance with this Agreement, or as otherwise agreed upon by the Parties in writing. For example, if Newco Facilities were purchasing or receiving 70% of their requirements for a specific Component from Visteon Facilities on and prior to May 1, 2005 at normal operational levels, Newco will continue to purchase at least 70% of its requirements for such specific Component from Visteon during the term of this Agreement (subject to the specific exceptions referred to in the prior sentence). The foregoing will not, however, permit Visteon to cease supplying at such percentage to the assignee of any Existing Agreement upon assignment of such Existing Agreement by Newco to such assignee.

2.6 No Obligation to Issue Long Term Supply Agreement; Conflict with this Agreement. Newco shall have no obligation under this Agreement to issue a Long Term Supply Agreement (as opposed to a Purchase Order) to Visteon for any Existing Business or other Components. In the event of a conflict between the terms of any Purchase Order, Long Term Supply Agreement, or Global Terms and this Agreement in regard to specific Components, the terms of this Agreement shall control in regard to such Components.

2.7 Use of Standard-Form Visteon Purchasing Documents. It is anticipated that Newco will need to utilize standard-form Visteon purchasing documents (e.g., Purchase Orders, Long Term Supply Agreements, Sourcing Agreements, Target Agreements, etc.) as its own purchasing documents for some period of time after the date of this Agreement in regard to Newco's procurement of Components from Visteon. As such, for the purposes of

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applying any such documents, the following terms used in such documents shall have the following meanings: "Buyer" will mean Newco; "Seller" will mean Visteon; and, "Supplies" will mean the applicable Components. In addition, in any such Visteon documents a reference to Visteon's Global Terms For Production Parts and Non-Production Goods and Services (VGT REV 4/03) will be deemed to refer to the Global Terms.

2.8 Affect on Other Agreements. Any agreements between a Newco Facility (which, at the time, would have been a Visteon Facility) and a Visteon Facility in effect as of the date of this Agreement relating to the supply of Components from such Visteon Facility to such Newco Facility covered under this Agreement are superseded (except for use in establishing pricing as described in Section 3.1(a) or (b)) by the applicable terms and conditions of this Agreement, and by any Purchase Order or Long Term Supply Agreement issued pursuant to this Agreement, relating to such Components.

3. PRICING

3.1 Pricing.

     (a) Existing Business in Production. Subject to Sections 3.1(c) - (e), for Existing Business in Production, the prices of such Components will be the documented and substantiated prices in effect for the same, as of May 1, 2005, between the Visteon Facility manufacturing and supplying such Components and the Newco Facility to which such Components were supplied as of May 1, 2005 (which Newco Facility was, at the time, a Visteon Facility), as set forth in Exhibit 1, adjusted for productivity price reductions taken after May 1, 2005 but prior to the date of this Agreement, as set forth in
     Exhibit 1. In regard to any Components listed in Exhibit 1 for which no prices are specified, Visteon and Newco will negotiate in good faith and agree upon such prices.

     (b) Existing Business - Future Model. Subject to Sections 3.1(c) - (e), for Existing Business - Future Model, the prices of such Components will be the documented and substantiated prices (as determined in accordance with the reasonably developed and documented plan described in Section 2.1(b)), in effect as of May 1, 2005, (if available) for the same between the Visteon Facility planned to manufacture and supply such Components and the Newco Facility to which such Components were planned to be supplied as of May 1, 2005 (which Newco Facility was, at the time, a Visteon Facility), as set forth in Exhibit 2. In regard to any Components listed in Exhibit 2 for which no prices are specified, Visteon and Newco will negotiate in good faith and agree upon such prices.

     (c) Design or Other Changes. The prices of Components described in Sections 3.1(a) and (b) will be adjusted for any Design Change or productivity price reduction agreed upon by Visteon and Ford in writing prior to the date of this Agreement, or agreed upon by Visteon and Newco in writing after the date of this Agreement (including, without limitation, the productivity reductions specified in Section 3.2 below), or for any price change resulting from Directed Tier 2 Sourcing (as described in Section 8.2). No other changes to the prices of such Components will occur unless agreed upon by the Parties in writing.

     (d) Prices for Ford - Visteon Directed Components. Notwithstanding Section 3.1(a) or (b), the price to Newco for a Ford - Visteon Directed Component will be the price for the same agreed upon by Visteon and Ford, and such price will be adjusted for any Design Change or productivity price reduction agreed upon by Visteon and Ford in writing (including, without limitation, the productivity reductions specified in Section 3.2 below).

     (e) Prices for Non-Ford Components. In the event that Newco's customer for parts, components, or systems supplied by Newco incorporating Non-Ford Components supplied by Visteon requests a price reduction for such parts, components, or systems supplied by Newco, or for such Non-Ford Components supplied by Visteon, Visteon will, to the extent requested by Newco, negotiate in good faith with Newco regarding the price reduction.

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3.2 Productivity Price Reductions. (a) Visteon shall reduce the prices for all
Ford-Vehicle Components (including, without limitation, any Ford - Visteon Directed Components, but excluding Ford - Visteon Directed Audio Components after December 31, 2006) supplied to Newco and included in the calculation of Newco Carryover Frozen Turnover (as described below) beginning on the date of this Agreement through December 8, 2008 by the following percentages (such reductions will be made effective as of January 1 of the applicable calendar year as described in Subsection 3.3 below):

    Calendar Year      2005   2006   2007   2008
--------------------   ----   ----   ----   ----
Percentage Reduction    ***    ***    ***    ***

For a given calendar year, the aggregate productivity price reduction for all Components included in the calculation of Newco Carryover Frozen Turnover will be calculated by applying the applicable Percentage Reduction for such calendar year against the "Newco Carryover Frozen Turnover." The "Newco Carryover Frozen Turnover" shall be equal to the Total Frozen Turnover, less the Target Agreement Turnover, less the Newco Buy Turnover, less any Components excluded from the calculation of the Newco Carryover Frozen Turnover as described in Section 3.2(b) below, less Ford - Visteon Directed Audio Components after December 31, 2006. The following definitions shall apply to this calculation:

"Total Frozen Turnover" shall be equal to the total projected sales of Components by Visteon to Newco using Newco's budgeted volume, mix and rates assumptions for the applicable calendar year.

"Target Agreement Turnover" means that portion of the Total Frozen Turnover for Components that will be launched during the applicable calendar year where Newco and Visteon have entered into signed Target Agreements (or the sourcing document of Newco that is the equivalent of a Ford Target Agreement).

"Newco Buy Turnover" means that portion of the Total Frozen Turnover for which Newco has negotiated the price on behalf of Visteon pursuant to Section 8.2.

The productivity price reductions for 2005 described above will not be duplicative of or in addition to any productivity price reduction to the price of a Component implemented by Visteon prior to the date of this Agreement as a result of the productivity reductions required of Visteon for 2005 under the 2003 PSA. The productivity price reductions for Components above are not duplicative of or in addition to those that apply to the same Components under the Purchase and Supply Agreement Regarding Sales of Components by Visteon to Ford between Visteon and Ford dated as of October 1, 2005.

     (b) Where Newco and Visteon agree (or have agreed) in writing on different productivity price reductions than those specified above, such separate agreements shall supersede the provisions of Subsection 3.2(a) if such different price reductions replace (and are not incremental to) the price reductions required under Subsection 3.2(a). In these cases, the Components to which such different price reductions apply will be excluded from the calculation of Newco Carryover Frozen Turnover. If such different price reductions are incremental to (and do not replace) the price reductions required under Subsection 3.2(a), the Components to which such incremental price reductions apply will be included in the calculation of Newco Carryover Frozen Turnover and the incremental price reductions will apply in addition to those required under Subsection 3.2(a).

3.3 All productivity price reductions will be retroactive to January 1 of the applicable year. If the productivity price reductions are not processed prior to the end of any calendar quarter during the applicable year, Visteon shall pay to Newco a lump sum equal to seventy five percent (75%) of a reasonable estimate of the effect of the productivity price reductions based on Visteon's shipments of Components to Newco during such calendar quarter. Such amount shall be paid on or before the last day of such calendar quarter. The Parties acknowledge that once the actual productivity price reductions are determined, they will be entered into a system that will result in productivity price reductions retroactive to January 1 of the applicable year; therefore, if Visteon has made a lump sum payment for any calendar quarter and Newco later receives a retroactive price adjustment, Newco will reimburse Visteon any amounts that are charged twice to Visteon. For the avoidance of doubt, Visteon's lump-sum payment of 75% of such estimated amount will not affect Newco's right to receive 100% of the productivity price reduction due for the applicable calendar year.

3.4 Notwithstanding Section 3.2 or 3.3, in regard to Non-Ford Components supplied by a Visteon Facility to Newco, in the event Visteon entered into an agreement with its customer (other than Ford), prior to or on the date of this Agreement, pursuant to which Newco is obligated to provide such customer with productivity price reductions on parts, components, or systems supplied by Newco to such customer which are, or which incorporate, Components supplied by Visteon to Newco, Visteon shall provide the equivalent productivity price reductions to Newco on such Components supplied by Visteon.

3.5 In the event that a customer of Newco requests productivity price reductions on parts, components or systems supplied by Newco to such customer which are, or which incorporate, Components supplied by Visteon to Newco, Newco and Visteon shall discuss in good faith potential mechanisms for achieving equivalent productivity prices reductions to Newco on such Components supplied by Visteon.

4. DESIGN CHANGES & PAYMENT TERMS

4.1 Except for any Design Change negotiated by Ford directly with Visteon, and notwithstanding any term or condition of any Purchase Order, Long Term Supply Agreement, or the Global Terms, the Parties will negotiate equitable increases or decreases in the prices of Components supplied by Visteon to Newco for Newco-requested Design Changes in good faith.

4.2 For any Components manufactured by a Visteon Facility and supplied by such Visteon Facility to a Newco Facility, and for any tooling received at Visteon Facilities (or a Visteon Facility's supplier's facilities) in the United States, Visteon will be paid in accordance with the following terms during the term of this Agreement: ***. In the event that systems issues prevent the Parties from implementing such payment terms immediately after the date of this Agreement, the Parties will work together in good faith to promptly address the problem and, in the interim, promptly implement a mechanism which results, in effect, in payment terms as close as possible to such payment terms.

As used in this Section 4.2, the term "tooling" refers only to tooling owned by Newco or its customer and funded by Newco in an up-front payment (rather than in the piece price) that is used for the production of Components manufactured by a Visteon Facility and supplied by such Visteon Facility to a Newco Facility and which is located in Visteon Facilities (or a Visteon Facility's supplier's facilities) in the United States.

5. RIGHT TO TERMINATE OR NOT RENEW

5.1 (a) Notwithstanding any term or condition of this Agreement or of any Purchase Order, Long Term Supply Agreement, Sourcing Agreement, or Target Agreement, or any other termination rights Newco may have, but subject to Section 6(b), Newco may, upon advance written notice to Visteon, terminate or not renew, in whole or in part, its purchase of a Component which is Existing Business, the applicable Existing Agreement or this Agreement as it relates to such Component:

     (1) for a Change of Control in accordance with Section 9.3(b) and (c) below;

     (2) in accordance with Section 22 (Excusable Delay) of the Global Terms in regard to such Component;

     (3) as a result of the: (i) cancellation by Ford or another OEM Customer of Newco of the program for which such Component is supplied; or, (ii) the failure of Newco to require such Component any longer because the end-item part, component or system into which such Component supplied by Visteon is incorporated by Newco is changed, by the applicable program team of Ford (in regard to a Ford-Vehicle Component) or by another customer of Newco (in regard to a Non-Ford Component), such that neither such Component supplied by Visteon, nor a similar part, component or system, is required in such end-item part, component or system any longer, provided Newco has acted in good faith toward Visteon in regard to such change;

     (4) as a result of an assignment by Visteon in breach of Section 21 of the Global Terms in regard to such Component;

     (5) for Good Cause with respect to such Component;

     (6) for a default by Visteon in the performance of any obligation or in the observance of any restriction described in Section 9.1(a) below in regard to such Component that is not fully cured within 90 days after written notice thereof has been given by Visteon;

     (7) as a result of the termination of this Agreement under Section 9;

     (8) in regard to a Non-Ford Component supplied by Visteon, upon the termination or expiration (for any reason) of the purchase order or other agreement between Newco and its customer for such Non-Ford Component or for the part, component, or system supplied by Newco into which such Non-Ford Component is incorporated;

     (9) upon the sale, exit, closure, or transfer (for any reason) of the Newco Facility purchasing such Component from Visteon; or

     (10) for Ford - Visteon Directed Components, if Visteon fails to comply with the Competitive Gap Closure Plan relating to the same under the Purchase and Supply Agreement Regarding Sales of Components by Visteon to Ford between Visteon and Ford dated as of October 1, 2005; or

     (11) for Ford - Visteon Directed Audio Components, any time after December 31, 2006; or

     (12) in regard to Existing Agreement(s) for Fuel Delivery Modules (FDMs) supplied by Visteon's Bedford facility to Newco, in the event that the FDM business is transferred to a Master Agreement Plant as described in Section 10 of the Purchase and Supply Agreement Regarding Sales of Components by Visteon to Ford between Visteon and Ford dated as of October 1, 2005.

     Nothing in this Agreement shall in any way mitigate or affect any of Newco's rights to terminate or not renew any Purchase Order, Long Term Supply Agreement, or other agreement other than an Existing Agreement (i.e., a Purchase Order, Long Term Supply Agreement, or other agreement relating to Components other than Existing Business).

     (b) In regard to any termination or non-renewal described in Section 5.1, the terms of the applicable Existing Agreement will govern the right to notification, remediation and compensation, if any; provided, however, that a termination by Newco under Sections 5.1(a)(1), (2), (8), or (10) above shall be without liability to Newco, under Sections 5.1(a)(4) through (7) above will be treated as a termination for breach under Section 24(f) of the Global Terms, and under Sections 5.1(a)(3), (9), and (11) will be without liability to Newco, except in regard to any cancellation claim paid by Newco pursuant to Section 5.1(c) below. In no event will termination or non-renewal by Newco made in accordance with this Agreement (including, without limitation, under this Section 5.1 or Section 9) be considered a default or breach by Newco under any Existing Agreement or other agreement (including, without limitation, any Purchase Order or Long Term Supply Agreement) between Newco and Visteon.

     (c) In the event of a termination by Newco under Section 5.1(a)(3) or (9) above, Visteon shall have a right to submit a cancellation claim to Newco in the same manner, and to the same extent, as provided for under Sec.
     29.02 of Ford Motor Company's Production Purchasing Global Terms and Conditions (PPGTC Jan. 1, 2004) (as if Newco were the "Buyer" and Visteon were the "Supplier" under such Global Terms and Conditions).

5.2 Notwithstanding any term or condition of this Agreement or of any Purchase Order or Long Term Supply Agreement, or any other termination rights of Visteon, Visteon may not terminate or not renew an Existing Agreement or its supply to Newco of Components which are Existing Business without Newco's prior written consent, except if Newco fails to pay Visteon any sums due and payable under such Existing Agreement, which failure is a material default by Newco under the applicable Purchase Order or Long Term Supply Agreement covering such Component, and Newco has failed to materially cure such default within 60 days after written notice of such default is provided by Visteon to Newco. Notwithstanding the foregoing in this Section 5.2, if Visteon notifies Newco, in writing, that it desires to terminate or not renew an Existing Agreement or Visteon's supply to Newco of Components which are Existing Business, Newco shall discuss and evaluate Visteon's request in good faith with Visteon.

6. NEWCO EXITING OF BUSINESSES AND ASSIGNMENT

     (a) It is specifically intended by the Parties that Newco be able to freely sell, exit, close, or transfer any or all of its facilities or business operations. In this regard, notwithstanding any term or condition of this Agreement or of any Purchase Order, Long Term Supply Agreement, Sourcing Agreement, or Target Agreement, Newco may (but is not obligated to) sell, exit, close, or transfer any Newco Facilities at any time.

     (b) In addition, Newco may (but is not obligated to) freely assign (without Visteon's consent), in whole or in part, any or all of the following: (i) any Existing Agreement, Purchase Order, Long Term Supply Agreement, Target Agreement, Sourcing Agreement, or other agreement between Newco and Visteon for Components (whether Existing Business or otherwise) (A) supplied (or to be supplied) to a Newco Facility to be closed, sold, or transferred, or (B) which are (or will be) purchased by Newco for inclusion in a part, component, or material sold by Newco to its customer which will be, or for which manufacturing or supply responsibility will be, transferred or assigned to another supplier or facility as part of a restructuring of the applicable Newco Facility; or, (ii) any rights or obligations of Newco under this Agreement relating to such Components. Without limiting the foregoing, for the avoidance of doubt, Newco may assign, in whole or in part, its rights and obligations under this Agreement relating to such a Component, but retain (or assign, in whole or in part, to another party) its rights and obligations under this Agreement relating to another such Component.

     (c) Each of the following shall apply in regard to any assignment by Newco under Section 7(b):

          (i) In the event that Newco assigns any right to any productivity price reductions for any Components provided for in Section 3.2 above, it must also assign the corresponding obligation of Newco to purchase such Components under this Agreement for the time period for which the assigned productivity price reductions apply. For example, if Newco assigns the productivity price reductions for a Component for 2006 and 2007, it must also assign the corresponding obligation of Newco to purchase such Components under this Agreement for 2006 and 2007.

          (ii) If Newco assigns only an Existing Agreement, Purchase Order, Long Term Supply Agreement, Target Agreement, or Sourcing Agreement as described in Section 6(b)(i) above, and does not also assign any of its rights or obligations under this Agreement relating to the Component supplied by Visteon under such Existing Agreement, Purchase Order, Long Term Supply Agreement, Target Agreement, or Sourcing Agreement as described in Section 6(b)(ii) above, this PSA shall cease to apply to such Component (and to such Existing Agreement, Purchase Order, Long Term Supply Agreement, Target Agreement, or Sourcing Agreement) as of the date of such assignment, provided such assignment is for a duration equal to or in excess of one year, is otherwise to a bona-fide purchaser, acquirer, or transferee of a Newco Facility or of the part, component, or material (or of manufacturing or supply responsibility for the part, component, or material) sold by Newco to its customer referred to in Section 6(b)(i)(B) above, or relates to the exit or closure of a Newco Facility.

          (iii) If Newco assigns its rights under an Existing Agreement, Purchase Order, Long Term Supply Agreement, Target Agreement, or Sourcing Agreement as described in Section 6(b)(i) above, and also assigns any of its rights or obligations under this Agreement relating to the Component supplied by Visteon under such Existing Agreement, Purchase Order, Long Term Supply Agreement, Target Agreement, or Sourcing Agreement as described in Section 6(b)(ii) above, this PSA shall cease to apply to such Component (or such Existing Agreement, Purchase Order, Long Term Supply Agreement, Target Agreement, or Sourcing Agreement) as of the date of such assignment, except in regard to the specific rights and obligations (and only such specific rights and obligations) assigned, provided such assignment is for a duration equal to or in excess of one year, is otherwise to a bona-fide purchaser, acquirer, or transferee of a Newco Facility or of the part, component, or material (or of manufacturing or supply responsibility for the part, component, or material) sold by Newco to its customer referred to in Section 6(b)(i)(B) above, or relates to the exit or closure of a Newco Facility.

          For example, if Newco assigns its right to productivity price reductions for a Component for 2006 and 2007 under this Agreement (in addition to assigning the applicable Purchase Order or Long Term Supply Agreement), but it has an obligation under this Agreement to purchase such Component for 2008 as well, upon such assignment this PSA will cease to apply to such Component (as well as to the applicable Purchase Order or Long Term Supply Agreement), except in regard to the right to productivity price reductions assigned (and the corresponding purchase obligation assigned pursuant to Section 6(c)(i)) only. As such, upon such assignment Newco will have no further purchase obligation for such Component for 2008.

     (d) In regard to any assignment under Section 6(b), upon Newco's request, Visteon will provide to Newco, in a form reasonably satisfactory to Newco, a release of Newco of, and covenant not to sue the same for, all claims Visteon has or may have against Newco relating to the agreement or rights or obligations assigned, to the extent that Newco has assigned responsibility for any such claims to the assignee of such agreement or rights or obligations assigned and such assignee has assumed such claims and obligations. In this regard, as a condition of supplying such release, Visteon shall have the right to request that Newco certify, in writing, that, to Newco's knowledge, the extent to which Newco has assigned responsibility for any such claims to the assignee, and the release and covenant not to sue granted by Visteon will not include any claims Visteon may have against Newco that were not assigned. Such release and covenant not to sue will not apply to any assignment by Newco to any Affiliate of Newco, or any subsidiary or affiliate of Ford, that does not have the financial capability to satisfy the claims and obligations assumed.

     (e) Visteon will cooperate diligently and in good faith with Newco, in regard to any sale, exit, closure, transfer, or assignment described in this Section 6.

     (f) If Newco assigns, in whole or in part, any Existing Agreement, Purchase Order, Long Term Supply Agreement, Target Agreement, Sourcing Agreement, or other agreement between Newco and Visteon for Components supplied (or to be supplied) to a Newco Facility to be closed, transferred, or sold as described in Section 6(b)(i) above, the terms and conditions of such whole or part of such Existing Agreement, Purchase Order, Long Term Supply Agreement, Target Agreement, Sourcing Agreement, or other agreement assigned shall be as specified in the same, without regard to any amendment or supplement to the same provided for under this Agreement (subject to Sec. 14). If Newco assigns any rights or obligations of Newco under this Agreement relating to such Components as described in Section 6(b)(ii) above, such rights and obligations shall be additional and supplemental to the Existing Agreement, Purchase Order, Long Term Supply Agreement, Target Agreement, Sourcing Agreement, or other agreement between Newco and Visteon for such Components assigned as described in the prior sentence.

7. VISTEON EXITING OF BUSINESSES AND ASSIGNMENT

Notwithstanding any term or condition of this Agreement or of any Purchase Order, Long Term Supply Agreement, Sourcing Agreement, or Target Agreement, Visteon may not, without Newco's prior written consent, assign, in whole or in part, any: (i) Existing Agreement, Purchase Order, Long Term Supply Agreement, Target Agreement, Sourcing Agreement, or other agreement between Newco and Visteon for Components supplied (or to be supplied) by Visteon to a Newco Facility; or, (ii) rights or obligations of Visteon under this Agreement. Notwithstanding the foregoing in this Section 7, if Visteon notifies Newco, in writing, that it desires to make any such assignment, Newco shall discuss and evaluate Visteon's request in good faith with Visteon.

8. PARTICIPATION IN FORD RAW MATERIALS PROGRAMS AND DIRECTED SOURCING

8.1 To the extent consistent with all applicable laws and regulations and consistent with the terms of all Existing Agreements, Visteon will, to the extent requested by Newco, participate in Ford's raw materials supply system or directed buy programs for raw materials as amended from time to time, in the same manner as other Ford Tier 1 Suppliers. In the event that such participation by Visteon would or may conflict with existing contractual obligations of Visteon, Newco and Visteon will discuss in good faith how to address the matter.

8.2 Visteon will participate in Directed Tier 2 Sourcing for Existing Business if and as requested by Newco after the date of this Agreement. Any price reductions or increases approved by Newco for parts, components, or materials of Components subject to such new Directed Tier 2 Sourcing will be flowed through, unaltered, to Newco and reflected in a corresponding adjustment to the price payable by Newco for such Components. If any such new Directed Tier 2 Sourcing affects Visteon's cost or timing (aside from the cost of the directed parts, components, or materials), Sec. 2(b) of the Global Terms will apply and, if Visteon's claim is adequately substantiated, Newco will make an equitable adjustment to the price or delivery schedules, and the adjustment will be negotiated in good faith with Visteon, provided Visteon's claim is provided to Newco within the time period required under Section 2(b).

9. DEFAULT

9.1. A Party (a "NON-DEFAULTING PARTY") may give notice to the other Party (the "DEFAULTING PARTY"), upon occurrence of any of the following events, any one of which will be considered to be an "EVENT OF DEFAULT":

     (a) Default by a Party. Any default by the Defaulting Party in the performance of any obligation or in the observance of any restriction in this Agreement, which default may not be cured or is not effectively cured after a period of 30 days after written notice thereof has been given by the Non-Defaulting Party; provided that if such default cannot be cured within 30 days, then the Defaulting Party shall have a reasonable period to cure the default (not to exceed 90 days), during which period the Defaulting Party shall at all times diligently pursue a cure;

     (b) Termination of Existence Initiated by a Party. The Defaulting Party commences any Proceeding to wind up, dissolve, or otherwise terminate its legal existence;

     (c) Termination of Existence Initiated by Another Person. Any proceeding is commenced against the Defaulting Party that seeks or requires the winding up, dissolution, or other termination of its legal existence, unless the proceeding is defended or contested in good faith by the Defaulting Party within 30 days of the commencement of the proceeding in a manner that stays it and such defense or contest is pursued diligently thereafter;

     (d) Bankruptcy. Either (a) the Defaulting Party seeks relief by any proceedings of any nature under any applicable laws for the relief of debtors; or (b) the institution against the Defaulting Party of a proceeding under any applicable bankruptcy or similar law of any jurisdiction in which the Defaulting Party carries on its business, unless the proceeding is defended or contested in good faith by the Defaulting Party within 15 days of the commencement of the proceeding in a manner that stays the proceedings and then only so long as such defense or contest is pursued diligently thereafter;

     (e) Appointment of a Receiver. The appointment of a receiver, receiver-manager, trustee, custodian or like officer for all or a substantial part of the business or assets of the Defaulting Party, unless the appointment is defended or contested in good faith by the Defaulting Party within 30 days of the commencement of the appointment in a manner that stays the appointment and then only so long as such defense or contest is pursued diligently thereafter; or

     (f) Assignment for Benefit of Creditors. The Defaulting Party makes an assignment of a substantial part of its assets for the benefit of its creditors.

9.2. Upon the occurrence of an Event of Default, the Non-Defaulting Party may elect one or more of the following remedies:

     (a) Subject to Section 9.4 below, termination of this Agreement, in whole or in part, and any such termination shall not be deemed a waiver or release of, or otherwise prejudice or affect, any rights, remedies or claims, whether for Damages or otherwise, which the Non-Defaulting Party may then possess under this Agreement or which arise as a result of such termination; provided, however, that the Non-Defaulting Party may only elect to terminate this Agreement (in whole or in part) for an Event of Default under Section 9.1(a) above (Default by a Party) if the default by the Defaulting Party under Section 9.1(a) is a material default under this Agreement; and

     (b) Set off and recoupment against sums owed by the Non-Defaulting Party or one of its Affiliates to the Defaulting Party or one of its Affiliates any amounts for which the Non-Defaulting Party determines in good faith that the Defaulting Party or one of its Affiliates is liable to the Non-Defaulting Party or one of its Affiliates under this Agreement or any Purchase Order; and

     (c) Recovery of Damages arising from the Default.

9.3 (a) In addition to any termination rights Newco may have under this Agreement or applicable law, Newco may terminate this Agreement in the following events: (i) a Change of Control of Visteon occurs; (ii) all of the Existing Agreements become subject to termination or cancellation for Good Cause; or
(iii) all of the Existing Agreements are terminated or not renewed in accordance with this Agreement.

     (b) As used in this Section 9.3, the term "CHANGE OF CONTROL" means (i) a liquidation or dissolution of Visteon; (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Visteon and its subsidiaries, taken as a whole; (iii) a merger, consolidation, share exchange, business combination or similar extraordinary transaction as a result of which the persons possessing, immediately prior to the consummation of such transaction, beneficial ownership of the voting securities of Visteon entitled to vote generally in elections of directors of Visteon, cease to possess, immediately after consummation of such transaction, beneficial ownership of voting securities entitling them to exercise at least 50% of the total voting power of all outstanding securities entitled to vote generally in elections of directors of Visteon (or, if not Visteon, the surviving entity resulting from such transaction); or (iv) a transaction or series of transactions (including by way of merger, consolidation, sale of stock or otherwise) the result of which is that any Person or "group" (as defined in Section 13 of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the voting power of the outstanding voting stock of Visteon.

     (c) Notwithstanding Section 5.1(a)(1) or 9.3(a) above, in the event of an occurrence described in Section 9.3(b)(ii), (iii), or (iv) above, Newco may not terminate an Existing Agreement relating to a Component during the term of this Agreement, or terminate this Agreement, as a result of a Change of Control of Visteon unless and until it has made a good faith effort to discuss (if Visteon requests, in writing, that Newco have such discussion) the potential continuation of the applicable Existing Agreement, in regard to Section 5.1(a)(1), or of this Agreement, with: (1) the transferee of all, or substantially all, of the assets of Visteon and its Subsidiaries described in Section 9.3(b)(ii); (2) the Person Controlling Visteon (if any) as a result of the merger, consolidation, share exchange, business combination or similar extraordinary transaction described in Section 9.3(b)(iii) (for this purpose, "Control" will be as defined in the definition of the term "Affiliate" in Section 1.1 above); or, (3) the Person or "group" that will become the "beneficial owner" of more than 50% of the voting power of the outstanding voting stock of Visteon described in
     Section 9.3(b)(iii).

9.4 A Non-Defaulting Party intending to terminate this Agreement pursuant to this Article 9 as a result of an Event of Default occurring under Subsections 9.1(a) or (b) shall first notify the Defaulting Party of the grounds for the intended termination. If the Defaulting Party fails to remedy such grounds for termination within sixty (60) days of such notice (or any longer period of time as mutually agreed by the Parties), then the Non-Defaulting Party may terminate this Agreement effective upon notice to the Defaulting Party without the need for any judicial action.

9.5 The provisions of this Article 9 are without prejudice to any other rights or remedies either Party may have by reason of the Event of Default of the other Party; provided, however, that the Parties' rights to terminate this Agreement shall in all cases be as described in this Article 9.

10. TERM

     The term of this Agreement shall commence on the date of this Agreement and continue through December 31, 2008, unless terminated earlier in accordance with the terms and conditions of this Agreement.

11. CONFIDENTIALITY

11.1 "Confidential Information" is defined as information that is disclosed in connection with this Agreement and which is furnished in the following forms:

     (a) Any information whether or not it is provided in writing or orally, including drawings, documents, financial statements and projections, demonstrations, product and product cycle plans and any other information or machine readable data, of a Party furnished to another Party that is marked "Confidential" or contains a proprietary notice clause or, if disclosed orally, was identified as confidential at the time of oral disclosure;

     (b) Confidential Information includes also any item of hardware, including samples, devices and any other physical embodiments, if such hardware is delivered to the receiving Party.

     (c) In the event that Confidential Information shall be incorporated into or reflected in other documents, whether separately or jointly generated by the Parties, such other documents shall be deemed Confidential Information subject to the terms of this Agreement.

11.2 Notwithstanding Section 11.1, "Confidential Information" does not include information provided pursuant to a Purchase Order, Target Agreement, Long Term Supply Agreement or Sourcing Agreement issued by Newco for Components supplied (or to be supplied) by Visteon to Newco, and the confidentiality of such information shall be governed by the terms and conditions of the applicable Purchase Order, Target Agreement, Long Term Supply Agreement or Sourcing Agreement.

11.3 The receiving Party shall, for a period beginning with the first date of receipt of each respective disclosure and continuing for three years thereafter, use the same standard of care it uses to protect its own information of similar kind and importance, but not less than reasonable care, to maintain the confidentiality of Confidential Information and to limit its disclosure to such of its directors, employees, agents, advisors or Affiliates as have a need to know such Confidential Information in order that the objectives of this Agreement can be achieved. In addition, if Newco is the receiving party, Newco shall limit disclosure of Confidential Information of Visteon to only those directors, employees, agents, advisors or Affiliates of Ford who have a need to know such Confidential Information and are receiving such Confidential Information in connection with a legitimate business interest of Newco. The receiving Party shall be responsible for the compliance by such directors, employees, agents, advisors or Affiliates (including, with respect to Newco, Ford) with the provisions of this Agreement. Notwithstanding the foregoing, Newco shall be permitted to provide to potential or actual acquirers of all or any part of Newco, its business, or any Newco Facilities, such Confidential Information (as well as any confidential information of Visteon under any Purchase Order, Long Term Supply Agreement, Sourcing Agreement, or Target Agreement for any Components) as Newco deems necessary to conduct discussions with such potential acquirers, or to sell, transfer, exit, or close all or any part of Newco, its business, or any Newco Facilities, provided that such potential acquirers, or such purchasers or transferees, enter into a confidentiality agreement with Newco substantially comparable to the terms and conditions of this Article 11.

11.4 The confidentiality obligations of this Agreement shall not apply to confidential information received pursuant to this Agreement which:

     (a) is or becomes publicly known other than through a breach of this Agreement by the receiving Party; or

     (b) is already known to the receiving Party at the time of disclosure as evidenced by the receiving Party's written documentation; or

     (c) is lawfully received by the receiving Party from a third party without breach of this Agreement or breach of any other agreement between the disclosing Party and such third party; or

     (d) is independently developed by employees of the receiving Party who have not had access to or received any Confidential Information under this Agreement; or

     (e) is furnished to a third party by the disclosing Party without restriction on the third party's rights to disclose; or

     (f) is authorized in writing by the disclosing Party to be released from the confidentiality obligations herein.

Specific information shall not be deemed to be within such exceptions merely because it is included within general information, which is within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features of the combination are separately within such exceptions.

11.5 Confidential Information shall remain the exclusive property of the disclosing Party. The receiving Party agrees that Confidential Information disclosed hereunder is being received subject to the disclosing Party's ownership rights in such Confidential Information and, further, subject to all relevant intellectual and/or proprietary property rights of the disclosing Party, including the relevant laws governing patents, trademarks, copyrights, semiconductor chip protection, trade secrets and unfair competition.

11.6 Upon the termination of this Agreement, the receiving Party shall, at its own expense, promptly return to the disclosing Party all originals and copies of the writings and hardware in its possession which contain


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
Confidential Information. If any writing or hardware has been destroyed, an adequate response to a return request therefor by the disclosing Party will be written notice, executed by the receiving Party, that such writing or hardware has been destroyed.

11.7 If the receiving Party becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the receiving Party will provide the disclosing parties with prompt written notice so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the disclosing Party waives compliance with the provisions of this Agreement, the receiving Party will furnish only that Confidential Information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

12. QUALITY IMPROVEMENT INITIATIVES

     Without limiting or expanding any of the terms and conditions of the Global Terms, to insure a robust quality improvement process, Visteon will participate in Newco's and Ford's quality improvement programs and Newco can require Visteon to achieve reasonable increased quality standards, consistent with the requirements for other Ford Tier 1 Suppliers, as they may exist from time to time. Without limiting the foregoing (including the Global Terms), all Visteon facilities that produce Components for Newco shall achieve and retain Q1 status and shall also maintain ISO9000 compliance during the terms of any applicable Purchase Order.

13. CONFLICT WITH OTHER AGREEMENTS

     Nothing in this Agreement, any Existing Agreement, or in any Purchase Order, Long Term Supply Agreement, Target Agreement, or Sourcing Agreement for Components or the Global Terms affects, limits or supersedes in any way any Master Transaction Agreement or any rights, obligations, or limitations of liability of either of Newco or Visteon under any Master Transaction Agreement, including, without limitation, any limitations of liability of Newco or Visteon relating to any Components (or parts, components, or materials thereof) contained in any Master Transaction Agreement, or any rights relating to intellectual property, or responsibility for infringement of intellectual property rights, contained in any Master Transaction Agreement. In the event of any conflict between the provisions of this Agreement and any Master Transaction Agreement, the Master Transaction Agreement shall prevail. This Section 13 will survive the termination or expiration of this Agreement. Without limiting the generality of the foregoing, the Parties agree that nothing in this Agreement, or in any any Purchase Order, Long Term Supply Agreement, Target Agreement, Sourcing Agreement, or the Global Terms, shall in any respect limit or restrict Visteon's obligations with respect to the liabilities retained by Visteon under
Section 2.04(iii) of the Contribution Agreement, and Newco shall have no liability to Visteon under this Agreement or under any Purchase Order, Long Term Supply Agreement, Target Agreement, Sourcing Agreement, or the Global Terms with respect to such liabilities retained.

For the purposes of this Section 13, "Master Transaction Agreements" means the following, collectively: All of the agreements referenced in Section 8 of the Master Agreement by and between Ford and Visteon dated as of September 12, 2005.

14. CHANGES TO GLOBAL TERMS

     The Parties acknowledge that the Global Terms allow Newco to amend the Global Terms from time to time. In this regard, Newco may amend the Global Terms that apply to Existing Agreements, but only as and to the extent that such amendments are intended to apply to its suppliers generally. Given Newco's situation, it is anticipated that Newco may need to do so, primarily in regard to its operational practices (i.e., areas relating to delivery, shipment, taxes, releases, title transfer, packing, marking, or shipping. The Parties will discuss in good faith any such amendments.

15. GENERAL PROVISIONS

15.1 No Agency. This Agreement does not constitute either Party the agent or legal representative of the other Party. Neither Party is authorized to create any obligation on behalf of the other Party.

15.2 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Newco, to:

          Automotive Components Holdings, LLC
          c/o  Ford Motor Company
          Office of the Secretary
          One American Road
          11th Floor World Headquarters
          Dearborn, Michigan 48126

          Attention: Peter J. Sherry, Jr.
          Facsimile No.: (313) 248-8713
          E-mail: psherry@ford.com

     with a copy to:

          Automotive Components Holdings, LLC
          One American Road
          320 World Headquarters
          Dearborn, Michigan 48126

          Attention: Marcia J. Nunn, General Counsel
          Facsimile No.: (313) 337-3209
          E-mail: mnunn@ford.com

     if to Visteon, to:

          Visteon Corporation
          One Village Center Drive
          Van Buren Township, Michigan 48111

          Attention: John Donofrio, General Counsel
          Facsimile No.: (734) 710-7132
          E-mail: jdonofri@visteon.com

or such other address, facsimile number or e-mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

15.3 Subsidiaries and Affiliates. Subject to the scope of this Agreement described in Recitals A and B, subsidiaries and other Affiliates of Newco and Visteon are bound by the provisions herein to the extent that such subsidiaries or Affiliates produce Components supplied to Newco or its Affiliates (in regard to Visteon and its Affiliates) or purchase Components supplied by Visteon or its Affiliates (in regard to Newco and its

Affiliates). Each Party warrants and represents to the other Party that it has the authority to bind its Affiliates to this Agreement as described in this
Section 15.3.

15.4 Amendments and Waivers.

     (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

     (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.5 Entire Agreement. This Agreement contains all Exhbits hereto. Subject to
Section 13, this Agreement supersedes any prior agreements between the Parties concerning the subject matter herein.

15.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except as expressly provided for otherwise in this Agreement.

15.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15.8 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Michigan, without regard to the conflicts of law rules of such state. The Parties exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods, if otherwise applicable.

15.9 Disputes. If a dispute arises between the Parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof; provided, however, that a Party may seek injunctive relief from a court where appropriate for the purpose of maintaining the status quo while this procedure is being followed:

          (i) The Parties promptly shall hold a meeting of senior executives with decision-making authority to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided that no Party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

          (ii) If the parties are unable to negotiate a mutually satisfactory resolution as provided above, then upon request by either Party, the matter shall be submitted to binding arbitration before a sole arbitrator in accordance with the CPR Rules, including discovery rules, for Non-Administered Arbitration. Within five Business Days after the selection of the arbitrator, each Party shall submit its requested relief to the other Party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each Party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one Party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one Party's requested relief as to certain claims or counterclaims and the other Party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other Party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator shall enter a final ruling that adopts in whole such requested relief. The arbitrator shall limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from the requests submitted by the Parties.

          (iii) Arbitration shall take place in the City of Dearborn, Michigan unless the parties agree otherwise or the arbitrator selected by the Parties orders otherwise. Punitive or exemplary damages shall not be awarded. This Section 15.9 is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

15.10 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as of the date first set forth above when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as specifically provided for herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns under Section 6 or Section 15.6.

15.11 Right to Audit.

     (a) If requested by Newco, Visteon will permit Newco (which, for purposes of this Section 15.11, includes its authorized representatives of Newco) to:

          (i) Examine all non-privileged pertinent documents, data and other information relating to Visteon's obligations under this Agreement, any payment made to Visteon or any claim by Visteon;

          (ii) View any facility or process relating to the Components or this Agreement, including those relating to production quality; and

          (iii) Audit any facility or process to determine compliance with the requirements of this Agreement.

Any examination under this Section 15.11 will be conducted during normal business hours and upon advance written notice to Visteon.

     (b) If requested by Newco, Visteon will use its best efforts to permit Newco to obtain from the subcontractors of, and vendors to, Visteon the information and permission to conduct the reviews specified in Section 15.11, regardless of any other right Newco may have to that information or facilities.

     (c) Visteon will keep all relevant documents, data and other written information for at least two years following the termination of this Agreement.

15.12 Agreement or Consent of Newco. In regard to any agreement or consent of Newco referenced or required under this Agreement, such agreement or consent shall mean the agreement or consent of Newco given after the date of this Agreement only (and not prior to the date of this Agreement).

15.13 Visteon Acknowledgement Regarding Ford Global Terms. Visteon acknowledges that Newco will be subject to Ford's Production Purchasing Global Terms and Conditions (PPGTCs Jan. 1, 2004) ("Ford GTCs") in regard to parts, components, or systems supplied by Newco to Ford which are, or which include, Components supplied by Visteon to Newco under this Agreement. As such, pursuant to, and without limiting, Section 25 of the Global Terms (Customer Requirements), Visteon agrees to comply with Ford's Vehicle Parts Branding Directive (as described in Section 15.02 of the Ford GTCs), as well as with Section 33 of the Ford GTCs (except as expressly provided for in Exhibit 5), in regard to such Components supplied by Visteon.

                      [signatures appear on following page]

IN WITNESS WHEREOF, Newco and Visteon have caused this Agreement to be executed in multiple counterparts by their duly authorized representatives.

VISTEON CORPORATION                         AUTOMOTIVE COMPONENTS HOLDINGS, LLC


By: /s/ James F. Palmer                     By: /s/ James F. Palmer
    -------------------------------------       --------------------------------
Title: Executive Vice President and         Title:  President
       Chief Financial Officer
Date: September 30, 2005                    Date: September 30, 2005
      ----------------------                      ----------------------




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